UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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The Genlyte Group Incorporated

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THE GENLYTE GROUP INCORPORATED

10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on April 19, 2007

March 15, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Genlyte Group Incorporated (“Genlyte”) will be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place, Community Room, Lower Level, Louisville, KY 40223, on Thursday, April 19, 2007 at 10:00 AM, local time, for the following purposes:

(1) to elect three directors to the Board of Directors;

(2) to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on February 27, 2007 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Your attention is directed to the attached Proxy Statement. Whether or not you expect to be present at the meeting, please complete, sign, date, and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ R.L. ZACCAGNINI
__________________________________
R. L. ZACCAGNINI
Secretary

THE GENLYTE GROUP INCORPORATED

10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

ANNUAL MEETING OF STOCKHOLDERS

to be held on April 19, 2007

March 15, 2007

PROXY STATEMENT

INTRODUCTION

The Annual Meeting of Stockholders (the “Annual Meeting”) of The Genlyte Group Incorporated (“Genlyte”) will be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place, Community Room, Lower Level, Louisville, KY 40223, on Thursday, April 19, 2007 at 10:00 AM, local time, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation by Genlyte’s Board of Directors of proxies to be voted at such meeting and at any and all adjournments or postponements thereof.

This proxy statement and accompanying form of proxy are first being sent to stockholders on or about February 27, 2007.

ACTIONS TO BE TAKEN UNDER THE PROXY

All proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including any adjournments or postponements thereof) in accordance with the specifications therein, or, if no specifications are made, will be voted FOR the nominees to the Board of Directors named in this proxy statement and listed in the accompanying form of proxy.

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Genlyte, or by attending the Annual Meeting and voting in person.

ELECTION OF DIRECTORS

The Board of Directors of Genlyte currently consists of Larry K. Powers (Chairman), John T. Baldwin, Robert D. Nixon, William A. Trotman, and Zia Eftekhar. Each director elected at the Annual Meeting will hold office for a term ending at the Annual Meeting of Stockholders to be held in April of 2010 and until his successor has been duly elected and qualified. Mr. Larry K. Powers, Mr. Zia Eftekhar and Mr. William A. Trotman have been nominated to the Board of Directors for election at the Annual Meeting.

If, for any reason, Messrs. Powers, Eftekhar and Trotman, or any of them, is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of substitute nominees designated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominees as directors.

Nominees for Election as Directors

Information about the nominees for election as directors, including biographical and employment information, is set forth below.

Larry K. Powers (64)

Mr. Powers has served as a director of Genlyte since July 1993 and was elected Chairman of the Board of Genlyte in April, 2000. Mr. Powers was appointed President and Chief Executive Officer of Genlyte in January 1994. He has held a variety of sales, marketing and general management positions in the lighting industry. From September 1979 until April 1989, Mr. Powers was President of Hadco, which was acquired by a predecessor of Genlyte in July 1983. Mr. Powers served as President of the HID/Outdoor Division of Genlyte from May 1989 until June 1993. From July 1993 to December 1993, he served as President of Genlyte U.S. Operations and Executive Vice President of Genlyte. Mr. Powers currently serves on the National Electrical Manufacturers Association Board of Directors and is a member of its Executive Committee.

Zia Eftekhar (61)

Mr. Eftekhar was appointed to the Board of Directors at the February 2001 meeting of the Board of Directors and was first elected to the Board of Directors by a majority of shareholders on April 25, 2001. Mr. Eftekhar has been President of Lightolier, the largest division of Genlyte, since 1992. During his 38-year career with the company he has held a number of sales, marketing and general management positions with the Company. From August 1988 until May 1992 Mr. Eftekhar was responsible for sales, marketing and manufacturing activities of Lightolier. From January 1983 to July 1988 he served as President of the commercial division of Lightolier. Mr. Eftekhar’s entire career has been focused in the lighting industry. He is currently a member of the American Lighting Association and previously served as its Chairman.

William A. Trotman (63)

Mr. Trotman, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors in the July 2006 meeting of the Board of Directors and was nominated by the Board of Directors on February 15, 2007 for election to the Board by the shareholders at the April 19, 2007 annual shareholders meeting. Mr. Trotman retired as Chairman of Ferraz Shawmut headquartered in Newburyport, Massachusetts at the end of 2005. His retirement concluded a distinguished thirty-four year span with that company, during which he had served as President and CEO from 1991 – 2004. Mr. Trotman is a former member of the National Electrical Manufacturers Association. He is a graduate of Upper Iowa University. Mr. Trotman is a member of the Compensation Committee and Audit Committee of the Genlyte Board of Directors.

Incumbent Directors

John T. Baldwin (50)

Mr. Baldwin, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors in March 2003 at a Special Meeting of the Board, and was elected to the Board of Directors by a majority of shareholders on

April 24, 2003. Mr. Baldwin served as Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation from September 2003 to August 2005, and as Vice President and Chief Financial Officer of Worthington Industries, Inc. from December 1998 to September 2003. He joined Worthington in 1997, as its Treasurer. Prior to Worthington, Mr. Baldwin served in various financial capacities at Tenneco Inc. in Greenwich, Connecticut, London, England, and Houston, Texas. He is a graduate of the University of Houston and the University of Texas School of Law. Mr. Baldwin also serves as a director and as chairman of the audit committees of Metals USA Holdings Corp., and its wholly-owned subsidiary, Metals USA, Inc. He is a member of the Compensation Committee and Chairman of the Audit Committee of the Genlyte Board of Directors.

Robert D. Nixon (56)

Dr. Nixon, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors at the December 2001 meeting of the Board of Directors and was first elected to the Board by a majority of the shareholders on April 25, 2002. Dr. Nixon is Associate Dean of the College of Business, University of Louisville, currently holds the Fischer Family Chair in Family Entrepreneurship, and is an Associate Professor of Management. From July 1994 to June 2001 he was an Assistant Professor, A.B. Freeman School of Business, and Member of the Graduate School Faculty, Tulane University. Dr. Nixon has had an extensive business management career, serving as co-founder and director of First Charter Mortgage, co-founder and President of Telnet Telecommunications, co-founder and managing General Partner of Aluminum Recycling Company, and President of Wincor Development, Inc. Dr. Nixon received his Ph.D. from Texas A&M University in 1995, and his B.S. degree from Brigham Young University in 1975. He is a member of the Genlyte Audit Committee and Chairman of the Compensation Committee.

Resigned

David M. Engelman (74)

Mr. Engelman, an independent director as determined by the Genlyte Board under applicable NASDAQ Rules, was appointed to the Board of Directors at the December 1993 meeting of the Board of Directors and was first elected to the Board by a majority of shareholders in April 1994. This appointment took effect on January 1, 1994. Mr. Engelman was employed by General Electric Company from 1954 through 1993 and held a variety of general management positions. He was elected as a Vice President of General Electric in 1982 and was in charge of international electrical distribution and control operations. He was a member of the Compensation Committee and Chairman of the Audit Committee of the Genlyte Board of Directors. Effective October 2, 2006 Mr. Engelman resigned from the Board due to health issues.

Board and Committee Meetings; Committee Matters Generally

During 2006, Genlyte’s Board of Directors met five times for regular meetings and held two special meetings via teleconference. In addition, the directors received and reviewed monthly reports of the Company’s financial performance, and confer frequently with management on an informal basis to discuss Company affairs. The Board has established standing Audit and Compensation Committees.

Directors Attendance

The table below reflects Director meeting attendance during 2006.

2006 Meetings Attended	Board Meetings	Committee Meetings
Larry K. Powers	5 of 5 (100)%

Zia Eftekhar	5 of 5 (100)%

John T. Baldwin (I)	5 of 5 (100)%	C# Audit 5 of 5 (100)% Comp 5 of 5 (100)%

David M. Engelman (I)	1 of 3 (33)%	C# Audit 1 of 3 (33)% Comp 1 of 3 (33)%

Robert D. Nixon (I)	5 of 5 (100)%	Audit 5 of 5 (100)% C Comp 5 of 5 (100)%

William A. Trotman (I)	2 of 2 (100)%	Audit 2 of 2 (100)% Comp 2 of 2 (100)%

Notes to Table:

1)	(I) Independent Director, (C) Committee Chairman
2)	C# Mr. Engelman served as Chairman of the Audit Committee until April 20, 2006, Mr. Baldwin was appointed Chairman on April 20, 2006.

The Board adopted an Audit Committee Charter in 2003 which is reviewed annually and has established that the Audit Committee has the sole and direct responsibility and authority for the appointment of its independent registered public accounting firm to audit Genlyte’s financial statements and to perform services related to the audit, review the scope and results of the audit with the independent registered public accounting firm, and to oversee the accounting and financial reporting processes. Members of this committee are Messrs. Baldwin, Trotman (appointed July 21, 2006) and Nixon, with Mr. Baldwin appointed as Chairman effective April 20, 2006. Mr. Engelman served on the Audit Committee as Chairman until April 20, 2006. Due to his continuing health problems he resigned from the Board of Directors effective October 2, 2006. During 2006, the Audit Committee met five times for regular meetings and held three special teleconference meetings. Genlyte certifies that it has and will continue to have an Audit Committee of at least three members each of whom must: (a) be independent under applicable NASDAQ Rules, (b) not have participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years, and (c) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, Genlyte certifies that it has, and will continue to have, at least one member of the Audit Committee who has employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer or other senior officer with financial oversight responsibilities (herein “Financial Expert”). The Board of Directors designated Mr. Baldwin as the Audit Committee’s Financial Expert.

During 2006 the Compensation Committee reviewed and recommended the compensation arrangements for all executive officers, approved such arrangements for other senior level employees, and administered and took such other action as required in connection with the compensation plans. Members of this committee are Messrs.

Nixon, Trotman (appointed July 21, 2006) and Baldwin, with Mr. Nixon serving as Chairman. Mr. Engelman served on the Compensation Committee until his resignation from the Board of Directors effective October 2, 2006. During 2006, the Compensation Committee met five times for regular meetings.

In December 2003 the Board of Directors, after considering securities laws, regulations and NASDAQ Rules, determined that any person thereafter nominated for appointment and/or election to the Board of Directors must first be recommended for the entire Board’s selection by a majority of the independent directors as the term “independent director” is defined under applicable NASDAQ Rules, and must otherwise meet all legal criteria for Board membership. The Board also determined that in selecting any person for Board membership, the Board shall take into consideration the makeup of the Board at the time of such person’s nomination in light of applicable laws, regulations and rules, including those pertaining to percentage of independent directors on the Board. Genlyte certifies that this process regarding nominations to the Board of Directors has been adopted by Board resolution. Given these determinations by the Board, particularly the required role of the independent directors in the nominating process, and that the entire Board would perform the nominating function only after the independent directors have recommended a nominee, the Board determined in December 2003 to dissolve the standing Nominating Committee.

Independent directors met in executive session (where no members of management were present) on a regular basis during 2006.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding and Record Date

Only holders of record of Genlyte Common Stock, par value $.01 per share (“Genlyte Common Stock”), at the close of business on February 27, 2007 are entitled to notice of, and to vote at, the Annual Meeting. Holders of Genlyte Common Stock are entitled to one vote for each share held on the matters properly presented at the Annual Meeting.

On February 27, 2007, there were 28,404,016 shares of Genlyte Common Stock issued and outstanding. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the shares of Genlyte Common Stock present in person or by proxy at the Annual Meeting is required to elect a director.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters to be acted upon at the Annual Meeting, and an abstention will have the effect of a vote against any proposal requiring an affirmative vote of a majority of the shares present and entitled to vote thereon.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Genlyte Common Stock known to Genlyte to be the beneficial owners of more than 5% of the issued and outstanding Genlyte Common Stock as of the dates indicated in the footnotes:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)	Percent of Class
Columbia Wanger Asset Management 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	3,130,000	11.1%

FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	2,805,400	9.9%

Glenn W. Bailey Irrevocable Trust 14 Basset Creek Trail Hobe Sound, Florida 33455	2,110,875	7.5%

1)

According to the Schedule 13G filed on January 10, 2007 and furnished to Genlyte by Columbia Wanger Asset Management, L.P., (WAM) the 3,130,000 shares reported therein were acquired on behalf of discretionary clients of WAM including Columbia Acorn Trust and that persons other than WAM and WAM Acquisition GP Inc., the general partner of WAM, are entitled to receive all dividends from, and all proceeds from the sale of these shares.

2)

According to the Schedule 13G filed on February 14, 2007 and furnished to Genlyte by FMR Corp., various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock of Genlyte. The interest of Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the Common Stock of Genlyte, amounted to 2,805,400 shares or 9.9% of the total outstanding Common Stock.

3)	Deceased member of the Board of Directors and Chairman of The Genlyte Group Incorporated. Includes 420,000 shares of Genlyte Common Stock owned by Mr. Bailey’s widow.

The following table presents information regarding beneficial ownership of Genlyte Common Stock by each member of the Board of Directors, the Named Executive Officers, and all directors and executive officers as a group as of February 27, 2007.

Name	Amount and Nature of Beneficial Ownership of Genlyte Common Stock (#)		Percent of Class
John T. Baldwin	5,000		**
Zia Eftekhar	157,581	(1)	**
William G. Ferko	149,865	(2)	**
Robert D. Nixon	3,300		**
Larry K. Powers	380,357	(3)	1.3%
Ronald D. Schneider	73,836	(4)	**
William Trotman	0		**
Raymond L. Zaccagnini	78,740	(5)	**

All directors and executive officers as a group (9 persons including those named)	862,785	(6)	3.0%

**	The percentage of shares owned by such Director or named officer does not exceed 1% of the issued and outstanding Genlyte Common Stock.
1)	Includes 58,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
2)	Includes 120,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options which are presently exercisable.
3)	Includes 120,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
4)	Includes 62,500 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
5)	Includes 67,500 shares of Genlyte Common Stock, which may be acquired upon the exercise of options, which are presently exercisable.
6)

Includes an aggregate of 5,000 shares of Genlyte Common Stock owned jointly by the spouses of certain Genlyte Directors, and 443,000 shares of Genlyte Common Stock, which may be acquired upon the exercise of options which are presently exercisable.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee of the Board of Directors was comprised during fiscal 2006 of John T. Baldwin, David M. Engelman (served January 1, 2006 through October 2, 2006), William A. Trotman (appointed July 21, 2006) and Robert D. Nixon, with Mr. Nixon serving as Chairman. All Committee members are independent directors. The Committee, operating under its charter (available on the company’s website—www.genlytegroup.com /corporate governance/compensation committee charter) adopted by the Board, reviews and recommends the compensation arrangements for all Named Executive Officers (“NEO’s”), approves such arrangements for other senior level employees including each division general manager, and administers and takes such other actions as may be required in connection with the compensation plans of Genlyte and its operating subsidiaries. The Board of Directors reviews and approves recommendations made by the Compensation Committee relating to the compensation of Genlyte’s executive officers and division general managers, except that stock option grants for such executives and salaried employees, and the salary of the Chief Executive Officer, are made and set at the sole discretion of the Compensation Committee.

Objectives of the Committee

The overall objectives of the company’s compensation programs are to provide competitive pay for competitive performance and superior pay for superior performance. Each component of the compensation program is designed and administered to ensure that the executive compensation program and related policies support the overall objective of enhancing stockholder value through the profitable management of its operations. To achieve this goal, the following specific objectives serve as guidelines for compensation decisions:

•	Align the interests of employees with the long term interests of stockholders;

•	Provide a competitive total compensation framework that enables Genlyte to attract, retain and motivate key executives who will contribute to the Company’s success;

•	Ensure that compensation programs are linked to performance on both an individual and operating unit level; and

•	Reward employees for results rather than simply on the basis of seniority, tenure or other entitlement.

Management’s Role

Management’s role in the compensation process involves working with the Compensation Committee and providing relevant information to assist the Committee in fulfilling its role and responsibility outlined in the Compensation Committee Charter. The primary aspects of management’s role are:

•	Assisting the Committee in establishing the agenda for committee meetings, preparing the necessary information, and providing the information in advance of the meeting to permit proper advance review.

•

In advance of respective scheduled merit increases for each Executive Officer and division general manager, providing the Committee with a copy of the individual’s written self-evaluation, President and CEO’s evaluation, the individual’s history for each compensation component, current market benchmarking data for the respective position and the President and CEO’s recommendation.

•	Periodic detailed projections on the short term Management Incentive Compensation (“MIC”) program based on the company’s actual performance.

•	Recommendations for long-term incentive awards.

In addition the following information is provided on a scheduled annual basis:

•	At the October Compensation Committee meeting, the Committee receives and reviews a survey of projected pay increases for the upcoming year, reviews management’s recommendation based on this data and approves the overall average increase to be incorporated into the annual budgeting process for all salaried employees.

•	Tally sheets setting forth the total compensation for each NEO.

•	Successor plans.

•	Any special data summaries, analysis or reports as requested by the Committee.

Components of Compensation

Genlyte’s compensation strategy incorporates a combination of cash and equity-based compensation as follows:

•	A performance management system that relates individual base salary changes to a formal process in which individual performance is reviewed, discussed and evaluated.

•

Short-term incentive programs that provide executives with the opportunity to add substantial variable compensation to their annual base salaries through attainment of specific, measurable goals intended to encourage high levels of organizational performance and superior achievement of individual objectives. These short-term incentive payments for 2006 were made during the first quarter of calendar 2007.

•

Long-term incentive opportunities in the form of stock options in which rewards are linked directly to stockholder gains. The Company believes that its Stock Option plan is a way to attract, retain and motivate employees. Stock options offer a long-term incentive for employees to reach performance objectives creating ownership attitudes and enhancing shareholder value. These long-term incentive payments in the form of stock option grants are at the discretion of the Compensation Committee.

For fiscal year 2006, Genlyte’s compensation programs consisted of:

Base Salary

Salary pay levels within the Company are evaluated annually to ensure they are competitive in the marketplace. The Compensation Committee uses commercially published surveys1 prepared by established compensation consulting firms to assure that base compensation levels are positioned relative to the range that is generally paid to executives having similar levels of experience and responsibility at companies of comparable size and complexity. Data is drawn from the electric lighting equipment and supply industry as well as general industry survey data for durable goods manufacturers of comparable size. In addition the committee receives and reviews annually a survey benchmarking the compensation of its NEO’s to those of its key competitors2, the data obtained and summarized from public filings. Consideration is also given to other factors such as individual performance and potential. By policy, employees whose base pay is less than $100,000 annually are evaluated annually; those with a base pay greater than $100,000 but less than $200,000 annually are evaluated every eighteen months; and those with a base pay of $200,000 annually or greater are evaluated every twenty-four months. The Compensation Committee has the discretion to approve, increase, or lower the recommendation based upon its review.

Short-Term Incentives

Executive Officers, division general managers and other key employees of the Company participate in a short-term Management Incentive Compensation (“MIC”) program that rewards the achievement of aggressive

[1]

Watson Wyatt Data Services, Survey Report on Top Management Compensation 2005/2006. Compensation data for each NEO position functioning within a For-Profit Durable Goods Manufacturing Organization with comparable annual sales scope. Genlyte is an annual subscriber to the data service.

[2]	Published Annual Proxy Compensation Data for Key Lighting Competitors including but not limited to Cooper Industries, Thomas & Betts, Hubbell Incorporated, Acuity Brands, and LSI Industries Inc.

profit and profit-related objectives. These employees are afforded an opportunity to earn substantial variable compensation each year through participation in the MIC program. The MIC program is an important component of total compensation at Genlyte. MIC fosters constant focus on those key strategies and objectives which contribute to and drive business growth and enhance performance rather than maintaining the same level of performance. The MIC program is designed to promote entrepreneurial management and spirit. The MIC concept recognizes that each member of the management team has within his/her span of control a number of important, non-routine objectives that contribute to the growth and performance of the company. The MIC program encourages the management team to continually identify, quantify, and achieve specific stretch targets and goals that require extra effort to achieve and drive business growth and enhanced performance. The MIC program is not to be confused with a profit sharing program under which rewards are generally distributed without regard to individual performance. MIC participants are rewarded only for results. The more important and significant the results, the greater the financial rewards.

The MIC program rewards performance only to the extent that performance is also realized by stockholders. The chief financial measurements included are Sales, Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return on Capital Employed (ROCE). Consideration is given to past financial performance as a means to ensure that enhanced business results are achieved. In addition participants are assigned goals based on specific job responsibilities. Each goal specifies what is to be accomplished, how it will be measured and the expected date(s) for completing the objective. In order to maximize results, objectives are established at a “stretch” level of performance above normal expectations and prior year’s performance. The Compensation Committee receives and approves the individual goals for the President and CEO at the beginning of the year. They have the discretion to add, amend or change any goal and its relative weighting of importance. Since the MIC program is a top down process, once the goals for the President and CEO are approved, individual goals are then established for all other Executive Officers, and also serve as a template for the goals of all division general management and their key employees. The President and CEO receive and approve the individual goals of all Executive Officers, division general managers, and other key members of the management team.

Progress towards the completion of goals is formally reviewed and evaluated in writing three times each year, and at review meetings conducted with each participant. The Compensation Committee reviews the performance of the President and CEO. The performance of the Executive Officers and division general managers is reviewed by the President and CEO. During a review meeting, the objectives and results are discussed and each participant’s reviewer assigns his/her percentage score to each objective indicating the formal assessment of results achieved. Following each review meeting, the participant receives a written summary of the discussion and review. The final review serves as the basis for the recommended MIC award.

Specific formulas have been developed to determine eligibility for MIC. These formulas are based on profit or profit-related objectives established for each business unit at the beginning of each performance year. The sum total of all Genlyte MIC awards is limited by policy to a maximum of 15% of Genlyte’s pre-tax earnings.

In 2006, the Compensation Committee and the Board of Directors reviewed and approved the renewal of the MIC program, related policies, and all recommended MIC awards. A copy of the Organization Management Goals / Management Incentive Compensation (“OMG/MIC”) program can be found at the company’s website www.genlytegroup.com /corporate governance/OMG/MIC Program Guide.

Long-Term Incentives

Genlyte believes that the interests of stockholders and executives become more closely aligned when such executives are provided the opportunity to acquire a proprietary interest through ownership of Common Stock. Through the Genlyte 2003 Stock Option Plan, Executive Officers and key management employees are granted options to purchase Genlyte stock and maintain significant share ownership within the parameters of the program administered by the Compensation Committee of the Board of Directors. Under the specific terms of the Genlyte 2003 Stock Option Plan, fifty percent (50%) of an option granted is exercisable after two years and one hundred percent (100%) three years following the date of grant. The option exercise price is set and has at all times in the past been set at one hundred percent (100%) of the fair market value (close of business stock price) on the grant date approved and granted by the Compensation Committee of the Board of Directors. Recommendations for awards are now reviewed by the Compensation Committee annually at each April meeting. Recommendations for newly hired or promoted individual employees are reviewed at the meeting closest to the hire or promotion date. Recommendations for independent directors will be in accordance with the terms of the 2003 Stock Option Plan. The Compensation Committee has the discretion to approve, increase, or lower recommendations based upon its review.

Benefits

All other benefits afforded Executive Officers are the same as offered to all domestic salaried employees as outlined by written Human Resource policies. Certain salaried employees employed by Genlyte, and certain hourly employees covered by collectively bargained agreements, continue to participate in defined benefit retirement programs. All domestic salaried employees hired on or after December 31, 1999, certain salaried employees employed previously by Thomas Industries, and certain hourly employees only participate in a defined contribution retirement program. Canadian and European retirement programs mirror domestic programs as closely as applicable regulations permit. While health and ancillary insurance provided may vary by plan design and location employed, the plans are consistent for all the Executive Officers and all other salaried employees in those respective locales. The company has no written employment agreements with the NEO’s except as described in the Employment Protection Agreements section of this proxy.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of certain compensation that the company may deduct in any one year with respect to any of its NEO’s or employees. The Compensation Committee of the Board of Directors has not adopted a policy requiring all compensation to be deductible.

Compensation Analysis by Component

Base Salary

The base salary for each NEO per policy is evaluated by the Compensation Committee every twenty-four months. Effective January 1, 2006 the Compensation Committee evaluated Mr. Powers and recommended a $55,000 salary increase on his $500,000 base (i.e., 5.357% average per year). The Compensation Committee approved base salary increases for the other NEO’s as follows: Mr. Eftekhar, effective May 1, 2006 received a $25,000 salary increase on his $275,000 base (i.e., 4.447% average per year); Mr. Ferko, effective November 25, 2005 received a $25,000 salary increase on his $245,000 base (i.e., 4.978% average per year); Mr. Schneider effective January 1, 2005 received a $10,000 salary increase on his $205,000 base (i.e., 2.410% average per year) and effective January 1, 2007 received a $10,000 salary increase on his $215,000 base (i.e., 2.999% average per year); and Mr. Zaccagnini effective January 1, 2006 received a $10,000 salary increase on his $190,000 base (i.e., 2.598% average per year). Each NEO is scheduled for a base salary review twenty-four months from the effective date shown. In reviewing and prior to approving the salary increases, the Compensation Committee considered each of the NEO’s continuing qualifications, experience, scope of responsibilities and future potential, achievement of goals and objectives, overall individual performance and company performance during the term of review. Benchmarked data for competitive salary practices at peer companies was also considered. The Compensation Committee reviewed benchmark data from the Watson Wyatt Survey Report which indicated that Mr. Powers’ base salary falls under the 25th percentile, Mr. Eftekhar under the 75th percentile, Mr. Ferko under the 25th percentile, Mr. Schneider under 75th percentile, and Mr. Zaccagnini under the median—50th percentile. The committee also benchmarked base salaries to the information provided from the Key Lighting competitor’s survey. The Compensation Committee was satisfied that the benchmarking data supplied was sufficient to evaluate base salaries. A major consideration in reviewing and approving base salary increases is the actual performance of the individuals and the financial performance of the company covering the term of the evaluation periods. The key financial measures of performance for the period covered by the evaluations are summarized in the table below:

Year-over-Year Performance

(Dollars in thousands, except per share data)	2006	2005	2004
Net Sales	$1,484,833	$1,252,194	$1,179,069
Annual Increase	18.6%	6.2%
2 Year compound Incr.	12.2%

Operating Profit	$208,334	$149,342	$116,818
Annual Increase	39.5%	27.8%
2 Year compound Incr.	33.5%

Return on ave. Shareholders’ Equity	25.0%	17.2%	14.6%
Annual Increase	45.3%	17.8%
2 Year compound Incr.	30.9%

Return on ave. Capital Employed	19.3%	12.1%	11.0%
Annual Increase	59.5%	10.0%
2 Year compound Incr.	32.5%

EPS	$5.37	$2.99	$2.10
Annual Increase	79.6%	42.4%
2 Year compound Incr.	59.9%

Market Price per Share:
High	$85.65	$56.16	$43.63
Low	$53.71	$39.38	$25.51
Annual Increase—High	52.5%	28.7%
Annual Increase—Low	36.4%	54.4%

Short-Term Incentive

At the July, October, and December Compensation Committee meetings, management supplied the preliminary MIC payout forecast. This forecast indicated the preliminary MIC payouts based on year-to-date financial performance and the forecasted financials through the balance of the year. In addition, the forecasted MIC payouts were based on the calculation formulas and assumed nominal ratings of eighty-five percent (85%) for individual’s performance to established goals. At the December meeting the Compensation Committee approved the preliminary MIC payout. The Board of Directors at the recommendation of the Compensation Committee passed a resolution approving the payout stipulating that when finalized at the following February 2007 meeting, the payout provided would not vary more than plus or minus ten percent (except as necessary to meet the maximum ratio test of 15% of pre-tax income).

The 2006 stretch financial goals as approved by the Compensation Committee and for which each participant’s performance was measured were as follows:

•	Net Sales Revenue—An increase of ten percent (10%) over prior year actual

•	EBIT—An increase of ten percent (10%) over prior year actual

•	EPS—Achieving $3.40 per share (13.7% over prior year actual)

•	Compensation Cost as a percent to Sales—Reduced at each Division and Company wide from 20% to 19.7%

•	Sales per Employee—Improved 7% over prior year actual

At the completion of the year, the Compensation Committee reviewed actual financial performance against the targets. These financial results were used in the formal calculation of the awards. In addition the Compensation Committee Chairman, Mr. Nixon, reviewed the individual performance of Mr. Powers, President and CEO, and scored his performance against each of the goals and objectives. The Compensation Committee approved the MIC payouts which are reflected in the Summary Compensation Table.

Considering the intent of the MIC program, the formal process used to administer the program, the financial performance against previously approved goals, and evaluation of the non-financial objectives, the Compensation Committee agreed the rewards were in accord with the purpose and intent of the program. The MIC payout is not paid until financials have been reviewed by the company’s external auditors. If any of the financials are later restated or adjusted in a manner that affected the MIC payout reducing the amount paid, that amount will be deducted from the next eligible MIC payout.

Long-Term Incentives

In recognition of the Company’s outstanding performance in fiscal year 2005 and record 2006 First Quarter Sales and Earnings, the Compensation Committee granted 168,000 stock options to Executive Officers and employees as a group on April 20, 2006. The number of the options granted to each employee was based on the value of his or her contribution to the prior year performance, his or her scope and responsibility, and his or her individual performance. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 1234R (Revised 2004), “Accounting for Stock Based Compensation” (“SFAS No. 123R”). Due to adoption of SFAS No. 123R, the total number of options granted was reduced in 2006 as compared to previous periods. The Compensation Committee also reviews the amount of awards granted to the peer group as indicated in the previously footnoted Key Lighting Competitor Survey, and in the context of total compensation before approving the 2006 awards. The Compensation Committee has full discretion to approve, increase or lower management’s recommendations.

Total Compensation

Each component of compensation is reviewed by the Compensation Committee which considers its impact on the total compensation paid to the NEO. The benchmarked survey data previously outlined is continually updated, reviewed and considered in context to the total when changes to any of the compensation components are being recommended.

Summary Compensation Table

The following table sets forth information concerning annual, long-term and other compensation for services in the Company of those persons who were, on December 31, 2006, (i) Chief Executive Officer, (ii) Chief Financial Officer and (iii) the three most highly compensated other executives:

SUMMARY COMPENSATION TABLE For The Years 2004 – 2005 – 2006

PROXY 2006

Name and Principal Position Column (a)	Year (b)	Salary (c)	Bonus Plan (d)	Stock Awards (e)	Option Awards (f)	MIC Non equity Incentive (g)	Change in Pension Value And Nonqualified Deferred Compensation (h)	All Other (i)	Total (j)
		($)	($)	($)	($)	($)	($)	($)	($)
Larry K. Powers Chairman, President & CEO	2006 2005 2004	555,000 500,000 500,000	0 0 0	0 0 0	205,762 884,100 1,507,200	2,263,270 1,390,620 781,875	77,200 113,460 70,771	8,626 11,236 772,323	3,109,858 2,899,416 3,632,169

Zia Eftekhar President Lightolier Division Director	2006 2005 2004	300,000 275,000 275,000	0 0 0	0 0 0	73,486 315,750 201,480	1,008,546 582,972 408,335	44,387 87,098 48,088	8,560 11,054 201,831	1,434,979 1,271,874 1,134,734

William G. Ferko VP, Chief Financial Officer	2006 2005 2004	270,000 247,404 245,000	0 0 0	0 0 0	73,486 315,750 397,800	884,964 556,248 312,750	0 0 0	16,545 16,423 440,838	1,244,995 1,135,825 1,396,388

Ronald D. Schneider Vice President Operations	2006 2005 2004	215,000 215,000 205,000	0 0 0	0 0 0	44,092 189,450 265,500	486,730 295,264 168,190	0 0 0	23,997 22,548 621,920	769,819 722,262 1,260,610

Raymond L.
Zaccagnini Vice President Administration Secretary	2006 2005 2004	200,000 190,000 190,000	0 0 0	0 0 0	44,092 189,450 265,500	555,391 348,949 187,476	0 0 0	15,683 15,277 492,887	815,166 743,676 1,135,863

Notes to Table:

Column (f)—Valuation reflects closing price as of the date granted by the Compensation Committee. Using the Black-Scholes Model the following assumptions were used for each grant valuation as follows:

Grant Date	Strike Price	APB 25	Volatility	Risk Free Rate
April 20, 2006	71.96	25.27	.3387	4.73%
April 27, 2005	41.78	12.63	.2610	3.92%
July 22, 2004	30.14	8.94	.2610	3.37%
February 18, 2004	28.31	8.76	.2880	2.97%

Shares, strike price and value per share have been adjusted for the May 9, 2005 2-for-1 stock split

Column (g)—Represents amount earned under the MIC program for the fiscal year. Amount shown for each year is paid during first quarter of the following year.

Column (h)—Mr. Powers and Mr. Eftekhar participate in the Defined Benefit Retirement Program. The change in pension value reflects a change in the interest rates used to determine present values, in addition to salary and service accruals. The interest rates used to determine the present value reflect the rates used in the year-end FAS disclosures for the Genlyte Thomas Retirement Plan. The rates at year-end 2004, 2005 and 2006 are 5.81%, 5.43% and 5.74%, respectively.

Column (i)—See detailed “All Other Compensation Table”

Other Annual Compensation from Summary Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation table above.

All Other Compensation Table For The Years 2004-2005-2006

Name Column	Year	Company Car (a)	401(k) M Match (b)	401(k) Perf. Plus (c)	Canadian Board Fees (d)	Life AD&D Insurance (e)	Other (f)	Thomas Options and SARS (g)	Total (h)
		($)	($)	($)	($)	($)	($)	($)	($)
Larry K. Powers	2006 2005 2004	837 2,162 2,324	5,250 5,250 5,250	0 0 0	0 2,600 2,600	1,218 1,224 1,020	1,321 0 1,761	0 0 759,368	8,626 11,236 772,323

Zia Eftekhar	2006 2005 2004	2,579 2,531 3,125	5,250 5,250 5,250	0 0 0	0 2,600 2,600	731 673 561	0 0 0	0 0 190,295	8,560 11,054 201,831

William G. Ferko	2006 2005 2004	1,268 1,319 1,164	5,250 5,250 5,250	9,369 9,248 6,089	0 0 0	658 606 500	0 0 0	0 0 427,835	16,545 16,423 440,838

Ronald D. Schneider	2006 2005 2004	6,573 6,049 6,121	5,250 5,250 5,250	9,369 9,248 6,089	0 0 0	548 526 439	2,257 1,475 835	0 0 603,186	23,997 22,548 621,920

Raymond L. Zaccagnini	2006 2005 2004	0 0 0	5,250 5,250 5,250	9,369 9,248 6,089	0 0 0	487 465 388	577 314 178	0 0 480,982	15,683 15,277 492,887

Notes to Table:

Column (a)—Represents personal use of company car by the respective NEO.

Column (b)—Represents Genlyte’s matching contributions to the Retirement Savings and Investment—401(k) plan.

Column (c)—Reflects discretionary Performance Plus contributions under the Retirement Savings and Investment plan.

Column (d)—Reflects Director fees paid for serving on the Canlyte Board—ceased December 31, 2005.

Column (e)—Reflects the value of life insurance and accidental death and dismemberment premium.

Column (f)—Reflects payment of annual physical procedures not covered by Group Health Insurance Plan for Mr. Powers in 2006 and 2004. For Mr. Schneider and Mr. Zaccagnini reflects interest on former Thomas Supplemental Profit Sharing Plan—see Nonqualified Deferred Compensation Table.

Column (g)—In accordance with the “Purchase Agreement” with Thomas Industries (“Thomas”) dated May 20, 2004 all options to purchase Thomas common stock and Stock Appreciation Rights (SARS) granted by Thomas and held by employees of Genlyte Thomas Group became fully vested on July 31, 2004 after consummation of the closing and expired as of December 31, 2004. Figures shown reflect compensation attributable to the exercise of Thomas options and (SARS) in 2004. In accordance with “Emerging Issues Task Force Issue 00-12, Accounting by an Investor for Stock-Based Compensation Granted to Employees in an Equity Method Investee,” Genlyte Thomas Group recorded an offsetting gain for the Thomas contribution; therefore Genlyte’s financial results are not impacted by the Thomas options and (SARS) grants. Genlyte recognized $24,272 expense for payroll taxes associated with the exercise of Thomas options and SARS in 2004.

Grants of Plan Based Awards

The following table sets forth information concerning the stock options granted in 2006 pursuant to the 2003 Stock Option Plan.

Grants of Plan-Based Awards Table

For the Years 2004-2005-2006

Name and Principal Position Column (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Does Not Apply			Estimated Future Payouts Under Equity Incentive Plan Awards Does Not Apply			All Other Stock Awards Number of Shares(#) None (i)	All Other Option Awards Number of Shares(#) (j)	Exercise or Base Price of option Awards ($/Sh) (k)	Grant Date Fair Value of Stock Option Awards($) (l)
		(c)	(d)	(e)	(f)	(g)	(h)
Larry K. Powers Chairman, President & CEO	April 20, 2006 April 27, 2005 February 18, 2004 July 22, 2004								35,000 70,000 70,000 100,000	71.960 41.775 28.305 30.144	884,450 884,100 613,200 894,000

Zia Eftekhar President Lightolier Division Director	April 20, 2006 April 27, 2005 February 18, 2004								12,500 25,000 23,000	71.960 41.775 28.305	315,875 315,750 201,480

William G. Ferko VP, Chief Financial Officer	April 20, 2006 April 27, 2005 February 18, 2004 July 22, 2004								12,500 25,000 25,000 20,000	71.960 41.775 28.305 30.144	315,875 315,750 219,000 178,800

Ronald D. Schneider Vice President Operations	April 20, 2006 April 27, 2005 February 18, 2004 July 22, 2004								7,500 15,000 15,000 15,000	71.960 41.775 28.305 30.144	189,525 189,450 131,400 134,100

Raymond L.
Zaccagnini Vice President Administration Secretary	April 20, 2006 April 27, 2005 February 18, 2004 July 22, 2004								7,500 15,000 15,000 15,000	71.960 41.775 28.305 30.144	189,525 189,450 131,400 134,100

Notes to Table:

Column (b)—Reflects Date Approved by the Board of Directors

Column (j)—Reflects the number of shares approved

Column (k)—Reflects the Exercise Price based on the market closing price on the date granted

Column (l)—Reflects the Fair Value—(Column j times Column k)

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information with respect to the exercised/unexercised options to purchase Genlyte’s Common Stock granted in fiscal 2006 under Genlyte’s 2003 Stock Option Plan for each NEO and held by them on December 31, 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
Column (a) Name	(b) Number of Securities Underlying Unexercised Options(#) Exercisable	(c) Number of Securities Underlying Unexercised Options(#) Unexercisable	(d) Equity Incentive Plan Number of Securities Underlying Unexercised Unearned Options Does not Apply	(e) Option Exercise Price($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested(#) Does not Apply	(h) Market Value of Shares or Units that Have Not Vested ($) Does not Apply	(i) Equity Incentive Plan: Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#) Does not Apply	(j) Equity Incentive Plan: Awards: Market or Payout Value of Unearned Shares that Have Not Vested ($) Does not Apply
Larry K. Powers	35,000 50,000 0 0	35,000 50,000 70,000 35,000		28.305 30.144 41.775 71.960	18-Feb-11 22-Jul-11 27-Apr-12 20-Apr-13
Zia Eftekhar	10,000 25,000 11,500 0 0	0 0 11,500 25,000 12,500		15.565 13.600 28.305 41.775 71.960	14-Feb-09 13-Feb-10 18-Feb-11 27-Apr-12 20-Apr-13
William G. Ferko	20,000 40,000 25,000 12,500 10,000 0 0	0 0 0 12,500 10,000 25,000 12,500		13.875 15.565 13.600 28.305 30.144 41.775 71.960	14-Feb-08 15-Feb-09 13-Feb-10 18-Feb-11 22-Jul-11 27-Apr-12 20-Apr-13
Ronald D.
Schneider	5,000 20,000 15,000 7,500 7,500 0 0	0 0 0 7,500 7,500 15,000 7,500		13.875 15.565 13.600 28.305 30.144 41.775 71.960	14-Feb-08 15-Feb-09 13-Feb-10 18-Feb-11 22-Jul-11 27-Apr-12 20-Apr-13
Raymond L.
Zaccagnini	10,000 20,000 15,000 7,500 7,500 0 0	0 0 0 7,500 7,500 15,000 7,500		13.875 15.565 13.600 28.305 30.144 41.775 71.960	14-Feb-08 15-Feb-09 13-Feb-10 18-Feb-11 22-Jul-11 27-Apr-12 20-Apr-13

Notes to Table:

The Options were granted to the NEO on the date seven years prior to the indicated expiration date and are exercisable at the rate of fifty percent (50%) after two years from the date of grant and one hundred percent (100%) after three years following the date of the grant. All Options fully vest upon Change in Control.

Option Exercises and Stock Vested Table

The following table sets forth the aggregate number of shares exercised by the NEO’s during the fiscal year ending December 31, 2006.

Option Exercises and Stock Vested Table for Year ended December 31, 2006

	Option Awards		Stock Awards
Column (a) Name	(b) Number of Shares Acquired Upon Exercise (#)	(c) Value Realized Upon Exercise ($)	(d) Number of Shares Acquired Upon Vesting Does Not Apply (#)	(e) Value Realized on Vesting Does Not Apply ($)
Larry K. Powers	70,000	4,799,309	0	0
Zia Eftekhar	30,000	1,918,580	0	0
William G. Ferko	5,500	390,074	0	0
Ronald D. Schneider	9,500	506,332	0	0
Raymond L. Zaccagnini	0	0	0	0

Pension Benefits Table

The following table discloses the current accrued benefit under the Genlyte Thomas Retirement Plan for Mr. Powers and Mr. Eftekhar. Messrs. Ferko, Schneider, and Zaccagnini are not participants in the plan. No payments were made during the last fiscal year.

Pension Benefits Table for year ended December 31, 2006

Column (a) Name	(b) Plan Name	(c) Number of Years of Credited Service (#)	(d) Present Value of Accumulated Benefits ($)	(e) Payments During Last Fiscal Year ($)
Larry K. Powers	Genlyte Thomas Retirement Plan	27	863,927	0
Zia Eftekhar	Genlyte Thomas Retirement Plan	39	667,051	0

Notes To Table:

1)

The present value of accumulated benefits reflects the lump sum value of benefits earned as of December 31, 2006, payable at age 65. The benefit is payable as a monthly annuity. Upon termination of employment prior to age 65, Messrs. Powers and Eftekhar are eligible to receive immediate benefits, reduced to reflect commencement before age 65. The immediate benefits have approximately the same values as those illustrated in the above table.

2)	Upon disability, service continues to accrue until Normal Retirement Age (or death or recovery from disability if earlier).
3)	Upon death, monthly benefits are payable to the participant’s spouse. The present value of these benefits equals approximately 45% of the above referenced present values.

During fiscal 2006, Messrs. Eftekhar and Powers were participants in a qualified noncontributory defined benefit plan (the “Genlyte Thomas Retirement Plan”). The Genlyte Thomas Retirement Plan was amended effective January 1, 2000 to freeze the benefits of all participants except “grandfathered participants” based on age and service as of December 31, 1999. Commencing in 2000, participants whose benefits were frozen became eligible for matching contributions and discretionary contributions under the Genlyte Thomas Group Retirement Savings and Investment Plan (the “Savings Plan”), a defined contribution 401(k) plan. Participants who met certain age and service requirements as of December 31, 1999, the “grandfathered participants”, will continue to participate in the Retirement Plan. “Grandfathered participants” will be eligible for matching contributions but not discretionary contributions under the Savings Plan. Messrs. Powers and Eftekhar, as grandfathered participants, will remain active participants in the Retirement Plan.

Remuneration covered by the Genlyte Thomas Retirement Plan in a particular year includes (1) that year’s salary (base pay, overtime and commissions), and (2) compensation received in that year under the MIC program. The 2006 remuneration covered by the Genlyte Thomas Retirement Plan includes, for the recipients thereof, MIC paid during 2007 with respect to 2006 awards.

Pension benefits at age 65 (normal retirement age) for “grandfathered” participants as of January 1, 2007 are calculated as follows: 1.2% of final five-year average pay up to the covered compensation level, plus 1.7% of final five-year average pay over the covered compensation level, multiplied by the total years of recognized service, to a maximum of 25 years. All such participants will receive the greater of their benefit under the new formula or the benefit accrued under a prior plan formula as of December 31, 1994. In addition, certain maximum benefit limitations are incorporated in the Retirement Plan. The final five-year average pay is determined by taking the average of the highest consecutive five-year period of earnings within a ten-year period prior to retirement. The term “covered compensation,” as defined by the Internal Revenue Service, refers to the 35-year average of the Social Security taxable wage bases applicable to a participant for each year projected to Social Security normal retirement age.

Nonqualified Deferred Compensation Plans

Genlyte does not provide for any nonqualified deferred compensation plans. The Table below reflects the appropriate information for a former Supplemental Profit Sharing Plan maintained by Thomas Industries Inc. (“Thomas”). At the time of the formation of the joint venture between Thomas and Genlyte, Thomas transferred the value of the Profit Sharing account balance to Genlyte. In addition to Mr. Schneider and Mr. Zaccagnini, there remain two additional employees with an account balance.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (a)	Registrant Contributions in Last FY (b)	Aggregate Earnings in Last FY (c)	Aggregate Withdrawals/ Distributions (d)	Aggregate Balance at Last FYE (e)
	($)	($)	($)	($)	($)
Ronald D. Schneider	0	2,257	2,257	0	45,743
Raymond L. Zaccagnini	0	577	577	0	11,688

Notes to Table:

Balances from the former Thomas Industries Supplemental Profit Sharing for Messrs Schneider and Zaccagnini were transferred to Genlyte Thomas Group upon completion of the joint venture. Thomas Industries transferred on behalf or Mr. Schneider $32,499 and $8,305 on behalf of Mr. Zaccagnini. The registrant contributions shown are the appreciation based on interest. The only cost to Genlyte is the interest, there are no service costs for the plan. Under the plan the amounts are only payable upon termination of employment.

Severance and Other Benefits

Except as noted in the Summary Compensation table, executives have the same components of total compensation (i.e., base salary, MIC bonus, stock options, fringe benefits, and severance) as all salaried employees, although not all salaried employees are awarded stock options by the Compensation Committee. Other than the Employment Protection Agreements, which become operative only upon a change of control (see discussion below under “Employment Protection Agreements” section), there are no employment contracts, other severance agreements or consulting agreements with Executive Officers.

EMPLOYMENT PROTECTION AGREEMENTS

Genlyte has entered into contracts with a group of key employees, including Messrs. Powers, Eftekhar, Ferko, Schneider, and Zaccagnini, that become effective if the employee is employed on the date a change of control (as defined in the agreement) occurs and that provide each such employee with a guarantee that his duties, compensation and benefits will generally continue unaffected for two (2) years following the change of control. In the event that an eligible employee’s employment is terminated without cause by Genlyte or if the employee is constructively terminated within two (2) years following the change of control, such employee will receive either (i) the sum of (x) two (2) times the aggregate amount of his then current base salary, plus (y) two (2) times the average of his last three (3) annual awards paid under Genlyte’s MIC program plus (z) the present value of any unvested benefits under Genlyte’s qualified plans and the annual cost of the employee’s participation in all employee benefit plans of Genlyte or (ii) if it would result in the employee receiving a greater net-after tax amount, a lesser amount equal to the amount that produces the greatest net-after tax amount for the employee. (An employee will be treated as having been constructively terminated if he quits after being removed from office or demoted, his compensation or benefits are reduced, his duties are significantly changed, his ability to perform his duties is substantially impaired or his place of employment is relocated a substantial distance from his principal residence.) These agreements will continue in effect at least until December 31, 2007 and automatically renew for an additional year as of each January 1, unless Genlyte or the employee provides sixty (60) days written notice of non-renewal prior to such January 1.

Potential Payments upon Termination or Change of Control

The table below summarizes the amounts payable to each of the NEO’s should a termination occur after a change of control. The amounts reflected assume a December 31, 2006 triggering event.

Change of Control	Mr. Powers	Mr. Eftekhar	Mr. Ferko	Mr. Schneider	Mr. Zaccagnini
	($)	($)	($)	($)	($)
Bonus—MIC	2,957,177	1,333,134	1,169,308	633,456	727,877
Company Car—Personal Use	1,674	5,158	2,536	13,146	0
Salary Pay Continuance	1,110,000	600,000	540,000	430,000	400,000
Unvested and Accelerated Stock	6,900,175	1,558,008	2,087,048	1,324,436	1,324,436
Vacation—Earned and Unused	85,385	46,154	31,154	33,077	30,769
Defined Benefit Pension Plan	See Pension Table	See Pension Table	0	0	0
401(k), Performance Plus	10,500	10,500	26,970	26,970	26,970
Life,AD&D, LTD Benefits	3,480	2,506	2,359	2,141	2,018
Health Care Benefits	24,190	24,190	24,190	24,190	8,518
Other-Annual Physical	2,641	0	0	0	0
Other-Thomas Supplemental PS	0	0	0	45,743	11,689

Total	11,095,222	3,579,650	3,883,565	2,533,159	2,532,277

Notes to Table:

1)

In the event of disability, the NEO shall be paid all accrued obligations in a lump sum within thirty days of the termination date. If the NEO’s employment is terminated for cause or voluntarily terminated by the NEO all accrued obligations shall be paid in a lump sum within forty-five days of the date of termination. If termination is other than for cause or disability, or termination by the executive for good reason, all accrued obligations shall be paid in a lump sum within fifteen days of the termination.

2)	Bonus-MIC—Reflects two (2) times the average of the last three (3) annual MIC bonus awards.
3)	Company Car—For each NEO provided with a company car—two (2) times the value of the personal use benefit reflected in 2006.
4)	Salary Pay Continuance—Reflects two (2) times the base salary as of 12/31/2006.
5)	Stock Options—Reflects for each NEO using the exercise price as of 12/31/2006 the gain on all options where vesting would be accelerated (see Outstanding Equity Awards table).

6)	Vacation—Earned and unused—Assumes four weeks per year for Messrs. Powers, Eftekhar, Schneider, and Zaccagnini and three weeks per year for Mr. Ferko.
7)	Pension—among the NEO’s only Messrs. Powers and Eftekhar are eligible participants in the Defined Benefit Retirement Plan.
8)

401(k)—Reflects base maximum amount of company match for each NEO, Mr. Ferko, Schneider and Zaccagnini are also eligible for a Performance Plus payout under the Retirement Savings and Investment Plan. The contribution amount is based on two (2) times the average payout for the last three payouts.

9)	Ancillary Insurance—Reflects two (2) times the annual premium cost for each NEO.
10)	Health Care Benefits—Reflects two (2) times the annual premium cost as of 12/31/2006.
11)

Other—Reflects value of former Thomas Supplemental Profit Sharing benefit transferred and retained on the Genlyte Thomas books for Mr. Schneider and Mr. Zaccagnini. The value of the benefit earns interest only and is payable under any termination event.

Payments under Other Events

The following tables reflect the amounts payable under each of the specific triggering events (i.e., resignation, termination for cause, termination without cause, death and disability) not connected with a change of control. Each table assumes that the respective triggering event occurred on the last day of the completed fiscal year. The amounts reflected for each NEO are covered by written Human Resources policies and do not discriminate in scope, terms, or operation with the policies covering all company salaried employees.

Resignation, Termination with Cause	Mr. Powers	Mr. Eftekhar	Mr. Ferko	Mr. Schneider	Mr. Zaccagnini
	($)	($)	($)	($)	($)
Bonus—MIC	0	0	0	0	0
Company Car—Personal Use	0	0	0	0	0
Severance	0	0	0	0	0
Stock Options	See Equity Table	See Equity Table	See Equity Table	See Equity Table	See Equity Table
Vacation—Earned and Unused	42,692	23,077	15,777	16,539	15,385
Defined Benefit Pension Plan	See Pension Table	See Pension Table	0	0	0
401(k), Performance Plus	5,250	5,250	14,619	14,619	14,619
Life, AD&D, LTD Benefits	0	0	0	0	0
Health Care Benefits	0	0	0	0	0
Other-Thomas Supplemental PS	0	0	0	45,743	11,689

Total	47,942	28,327	30,396	76,901	41,693

Notes to Table:

1)	Upon resignation or termination for cause (misconduct related) the NEO’s would not be entitled to any MIC bonus under the assumption that the triggering event occurred December 31, 2006.
2)	Those supplied with company cars would be given the opportunity to purchase the car by reimbursing the company for the remaining blue book depreciated value of the automobile.
3)	Per policy there would be no eligibility for severance pay
4)	Per the 2003 Genlyte Stock Option plan, the NEO may exercise only those vested grants and the exercise must be made within 90 days of the event (see Outstanding Equity Awards table).
5)	Upon termination, the NEO would be eligible for earned and unused vacation. The table value reflects the NEO’s full vacation eligibility.
6)	Mr. Powers and Mr. Eftekhar are fully vested and would be eligible for their benefit in accordance with the Genlyte Thomas Retirement Plan.
7)

For Mr. Powers and Eftekhar, it is assumed the company has contributed the maximum of the 401(k) match as allowable under the Company’s Retirement Savings and Investment Plan. Messrs. Ferko, Schneider and Zaccagnini would qualify for the Performance Plus component of the plan as they met the requirements for payout. The payout amount shown is based on the actual 2006 contribution.

8)	Upon termination, all ancillary insurance benefits (i.e., Life Insurance, Short and Long Term Disability, Accidental Death and Dismemberment) cease.
9)

Upon termination, the NEO would be provided the right to continue coverage in accord with COBRA, reimbursing the company for the allowable premium plus administrative expense for up to eighteen months.

10)

Other—Reflects value of former Thomas Supplemental Profit Sharing benefit transferred to Genlyte Thomas for Mr. Schneider and Mr. Zaccagnini. The value of the benefit earns interest only and is payable under any termination event.

Termination without Cause	Mr. Powers	Mr. Eftekhar	Mr. Ferko	Mr. Schneider	Mr. Zaccagnini
	($)	($)	($)	($)	($)
Bonus—MIC	2,263,270	1,008,546	884,964	486,730	555,391
Company Car—Personal Use	0	0	0	0	0
Severance	277,500	150,000	41,538	107,500	100,000
Stock Options	See Equity Table	See Equity Table	See Equity Table	See Equity Table	See Equity Table
Vacation—Earned and Unused	42,692	23,077	15,577	16,539	15,385
Defined Benefit Pension Plan	See Pension Table	See Pension Table	0	0	0
401(k), Performance Plus	5,250	5,250	14,619	14,619	14,619
Life,AD&D, LTD Benefits	0	0	0	0	0
Health Care Benefits	0	0	0	0	0
Other-Thomas Supplemental PS	0	0	0	45,743	11,689

Total	2,588,712	1,186,873	956,698	671,131	697,084

Notes to Table:

1)

For a termination without cause, the NEO’s would be entitled to any earned MIC bonus on a prorated basis and based upon the approval of the Compensation Committee. Under the assumption that the triggering event occurred December 31, 2006, the amounts reflected in the table are the MIC bonuses earned in FY 2006.

2)	Those supplied with company cars would be given the opportunity to purchase the car by reimbursing the company for the remaining blue book depreciated value of the automobile.
3)	Per policy Severance would be payable at the rate of one week per year of service to a maximum of twenty-six weeks in consideration for receipt of a signed Waiver and Release.
4)	Per the 2003 Genlyte Stock Option plan, the NEO may exercise only those vested grants and the exercise must be made within 90 days of the event (see Outstanding Equity Awards table).
5)	Upon termination, the NEO would be eligible for earned and unused vacation. The table value reflects the NEO’s full vacation eligibility.
6)	Mr. Powers and Mr. Eftekhar are fully vested and would be eligible for their benefit in accordance with the Genlyte Thomas Retirement Plan.
7)

For Mr. Powers and Eftekhar, it is assumed the company has contributed the maximum of the 401(k) match as allowable under the Company’s Retirement Savings and Investment Plan. Messrs. Ferko, Schneider and Zaccagnini would qualify for the Performance Plus component of the plan as they met the requirements for payout. The payout amount shown is based on the actual 2006 contribution.

8)	Upon termination all ancillary insurance benefits (i.e., Life Insurance, Short and Long Term Disability, Accidental Death and Dismemberment) cease.
9)

Upon termination, the NEO would be provided the right to continue coverage in accord with COBRA, reimbursing the company for the allowable premium plus administrative expense for up to eighteen months.

10)

Other-Reflects value of former Thomas Supplemental Profit Sharing benefit transferred to Genlyte Thomas for Mr. Schneider and Mr. Zaccagnini. The value of the benefit earns interest only and is payable under any termination event.

Death	Mr. Powers	Mr. Eftekhar	Mr. Ferko	Mr. Schneider	Mr. Zaccagnini
	($)	($)	($)	($)	($)
Bonus—MIC	2,263,270	1,008,546	884,964	486,730	555,391
Company Car—Personal Use	0	0	0	0	0
Severance	0	0	0	0	0
Stock Options	6,900,175	1,558,008	2,087,048	1,324,436	1,324,436
Vacation—Earned and Unused	42,692	23,077	15,577	16,539	15,385
Defined Benefit Pension Plan	See Pension Table	See Pension Table	0	0	0
401(k), Performance Plus	5,250	5,250	14,619	14,619	14,619
Life, AD&D, LTD Benefits	0	0	0	0	0
Health Care Benefits	0	0	0	0	0
Other-Thomas Supplemental PS	0	0	0	45,783	11,689

Total	9,211,387	2,594,881	3,002,208	1,888,107	1,921,520

Notes to Table:

1)

In the event of a death of the NEO’s, their estate would be entitled to any earned MIC bonus on a prorated basis and based upon the approval of the Compensation Committee. Under the assumption that the triggering event occurred December 31, 2006, the amount reflected in the table are the MIC bonuses earned in FY 2006.

2)	The Estate of those supplied with company cars would be given the opportunity to purchase the car by reimbursing the company for the remaining blue book depreciated value of the automobile.
3)	Per policy no Severance is payable.
4)	Per the 2003 Genlyte Stock Option plan the Estate may exercise all vested and unvested stock options held and the Estate has one (1) year from date of death to do so.

5)	Upon death the estate would be eligible for the NEO’s earned and unused vacation. The table value reflects the NEO’s full vacation eligibility.
6)	Mr. Powers and Mr. Eftekhar are fully vested and would be eligible for their benefit in accordance with the Genlyte Thomas Retirement Plan. If elected, their spousal benefit would apply.
7)

For Mr. Powers and Eftekhar, it is assumed the company has contributed the maximum of the 401(k) match as allowable under the Company’s Retirement Savings and Investment Plan. Messrs. Ferko, Schneider and Zaccagnini would qualify for the Performance Plus component of the plan as they met the requirements for payout. The payout to their designated beneficiary is the amount shown in the table.

8)	Life Insurance and/or Accidental Death and Dismemberment benefits would be paid to the designated beneficiary.
9)

Upon death, the NEO’s spouse would be provided the right to continue coverage in accord with COBRA, reimbursing the company for the allowable premium plus administrative expense for up to eighteen months.

10)

Other-Reflects value of former Thomas Supplemental Profit Sharing benefit transferred to Genlyte Thomas for Mr. Schneider and Mr. Zaccagnini. The value of the benefit earns interest only and is payable under any termination event.

Retirement, Disability	Mr. Powers	Mr. Eftekhar	Mr. Ferko	Mr. Schneider	Mr. Zaccagnini
	($)	($)	($)	($)	($)
Bonus—MIC	2,263,270	1,008,546	884,964	486,730	555,391
Company Car—Personal Use	0	0	0	0	0
Salary Continuance until LTD	277,500	150,000	135,000	107,500	100,000
Stock Options	See Equity Table	See Equity Table	See Equity Table	See Equity Table	See Equity Table
Vacation—Earned and Unused	42,692	23,100	15,577	16,539	15,385
Defined Benefit Pension Plan	See Pension Table	See Pension Table	0	0	0
401(k), Performance Plus	5,250	5,250	14,619	14,619	14,619
Life,AD&D, LTD Benefits	0	0	0	0	0
Health Care Benefits	6,048	6,048	6,048	6,048	2,130
Other -Thomas Supplemental PS	0	0	0	45,743	11,689

Total	2,594,760	1,192,944	1,056,208	677,179	699,214

Notes to Table:

1)

In the event of a retirement or disability, the NEO’s would be entitled to any earned MIC bonus on a prorated basis and based upon the approval of the Compensation Committee. Under the assumption that the triggering event occurred December 31, 2006, the amount reflected in the table are the MIC bonuses earned in FY 2006.

2)	Those supplied with company cars would be given the opportunity to purchase the car by reimbursing the company for the remaining blue book depreciated value of the automobile.
3)	Per policy no Severance is payable. Under the STD disability coverage, the NEO would be eligible to receive up to 26 weeks pay until LTD benefits would apply.
4)	Per the 2003 Genlyte Stock Option plan, the NEO may exercise only those vested grants and the exercise must be made within 90 days of the event (see Outstanding Equity Awards table).
5)	Upon retirement or disability the NEO would be eligible for earned and unused vacation. The table reflects the value of the NEO’s full vacation eligibility.
6)	Mr. Powers and Mr. Eftekhar are fully vested and would be eligible for their benefit in accordance with the Genlyte Thomas Retirement Plan.
7)

For Mr. Powers and Eftekhar, it is assumed the company has contributed the maximum of the 401(k) match as allowable under the Company’s Retirement Savings and Investment Plan. Messrs. Ferko, Schneider and Zaccagnini would qualify for the Performance Plus component of the plan as they met the requirements for payout. The payout amount shown is based on the actual 2006 contribution.

8)

Upon retirement all ancillary insurance benefits (i.e., Life Insurance, Short and Long Term Disability, Accidental Death and Dismemberment) cease. Premiums would continue to be paid during the period covered as Short Term Disability.

9)

Upon retirement the NEO would be provided the right to continue coverage in accord with COBRA up to eighteen months by reimbursing the company for the allowable premium plus administrative expense. The period of COBRA coverage in the event of disability would be a total of twenty-nine months. The cost reflected in the table is for the twenty-six week short term disability period.

10)

Other-Reflects value of former Thomas Supplemental Profit Sharing benefit transferred to Genlyte Thomas for Mr. Schneider and Mr. Zaccagnini. The value of the benefit earns interest only and is payable under any termination event.

Compensation of Directors

During 2006 each director, other than any director employed by the Company, received a retainer of $17,500 and $2,500 for each Board meeting attended.

Directors employed by Genlyte are not paid any fees or additional compensation for services rendered as members of the Board or any of its Review committees. Under the Genlyte 2003 Stock Option Plan, each director, other than any director employed by the Company, upon first election is granted options to purchase 10,000 shares of common stock. Upon subsequent re-election, each director is granted options to purchase 5,000 shares subject to the director holding at least 3,000 shares as of the date of re-election. On December 14, 2006, the Compensation Committee of the Board of Directors approved a change to the fees payable to members of its Board of Directors who are not employees of the Company and are not affiliated with one of the Company’s principal stockholders. Effective January 1, 2007, each independent director will receive an annual retainer of $36,000 paid monthly which reflects such director’s complete, annual compensation.

Director Compensation Table for year ended December 31, 2006

Column (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Option Awards FAS 123R (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total (h)
	($)	($)	($)	($)	($)	($)	($)
John T. Baldwin	30,000	0	29,395	0	0	0	59,395
David M. Engelman	22,500	0	29,395	0	0	0	51,895
Robert D. Nixon	30,000	0	0	0	0	0	30,000
William A. Trotman	15,000	0	34,267	0	0	0	49,267

Notes to Table:

Column D shows the FAS 123R value for 5,000 shares awarded to Mr. Baldwin and Engelman upon re-election to the Board of Directors effective April 20, 2006. Mr. Trotman was appointed to the Board on July 21, 2006 and awarded 10,000 shares per the 2003 Stock Option Plan.

Directors, including those employed by the Company, who also serve on the Board of Directors of Canlyte Inc., a wholly-owned subsidiary of the Company, were compensated for attendance at such meetings until December 31, 2005. Effective January 1, 2006 neither Mr. Powers nor Mr. Eftekhar received any compensation for serving on the Board of Directors of Canlyte Inc.

Compensation Committee Interlocks and Insider Participation

As noted above, Directors Baldwin, Nixon, Engelman (through October 2, 2006) and Trotman (since July 21, 2006) served as members of the Board’s Compensation Committee during 2006. Directors Powers and Eftekhar also served on the Canlyte Board of Directors during 2006.

Compensation Committee Report

In summary, we have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Genlyte Group Incorporated Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:

Robert D. Nixon, Chairman

John T. Baldwin

William A. Trotman

Members of the Compensation Committee

Audit Committee Report

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee. The Audit Committee reviews and reassesses the Charter on an annual basis. The Charter of the Audit Committee adopted on December 18, 2003 was reviewed and reassessed in 2006 and no changes were recommended. The Charter is available on the Company’s website at http://www.genlyte.com/pdf/auditcommitteecharter.pdf. The Audit Committee’s duties and responsibilities as set forth in the Charter include providing oversight of the Company financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal audit and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

The Audit Committee reviewed and discussed with senior management the Company’s audited financial statements included in the 2006 Annual Report to Stockholders. Management confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

The Audit Committee discussed with PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standard AS2. AS2 requires such independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under the standards of the PCAOB (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, (vi) any difficulties encountered in performing the audit, and (vii) any significant deficiencies or material weaknesses in the Company’s system of internal control over financial reporting.

The Audit Committee received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” with respect to any relationships between PwC and the Company that in its professional judgment may reasonably be thought to bear on independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2006 Annual Report to Stockholders, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. Management is responsible for the complete and accurate preparation of the financial statements. The Company’s independent registered public accounting firm is responsible for conducting audits of the annual financial statements and expressing an opinion thereon. In giving its recommendation to the Board of Directors, the Audit Committee relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

John T. Baldwin, Chairman

Robert D. Nixon

William A. Trotman

Independent Registered Public Accounting Firm

Selection of the independent registered public accounting firm is made solely by the Audit Committee. The Corporation’s independent registered public accounting firm for fiscal year ended December 31, 2006, was PricewaterhouseCoopers LLP (PwC). A representative of PwC is expected to be present at the Annual Meeting and will have an opportunity to respond to appropriate questions and make a statement if desired to do so.

Audit Fees

The Company estimates that the aggregate fees billed by PwC for professional services rendered in connection with (i) the integrated audit of the Company’s December 31, 2006 financial statements set forth in the Company’s Annual Report on Form 10-K and of its internal control over financial reporting, (ii) the audit of management’s assessment of internal controls over financial reporting, and (iii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the first, second, and third quarters of 2006 will total $2,099,000. The Company was billed by PwC $1,960,000 for 2005 in connection with (i) the integrated audit of the Company’s December 31, 2005 financial statements set forth in the Company’s Annual Report on Form 10-K and of its internal control over financial reporting, (ii) the audit of management’s assessment of internal controls over financial reporting, and (iii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees

The Company incurred no fees in this category for the two most recent fiscal years.

Tax Related Fees

The Company estimates that the fees billed in this category by PwC will total $9,000 for 2006. The Company incurred no fees in this category from PwC for 2005.

All Other Fees

The Company incurred no fees in this category for the two most recent fiscal years.

Fee Approval Policy

In compliance with the Audit Committee’s policies and procedures, the Audit Committee pre-approved all services to be performed by the independent registered public accounting firm in 2006 and 2005, as required under the Sarbanes-Oxley Act of 2002.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Genlyte’s directors and executive officers, and persons who own more than ten percent of Genlyte’s Common Stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Genlyte. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Genlyte with copies of all Section 16(a) reports they file. During 2006, to the knowledge of the Corporation, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXPENSES AND OTHER MATTERS

Expenses of Solicitation

Genlyte pays the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Genlyte has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares and Genlyte has agreed to reimburse them for their expenses in so doing.

In addition to the use of the mails, certain officers, directors and other employees of Genlyte, at no additional compensation, may request the return of proxies by personal interview, by telephone, or telegraph.

Contacting the Board

The Company has established procedures to permit confidential communications to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail or e-mail. The mailing address and e-mail address can be found on our website at www.Genlyte.com. Click on Corporate Governance and then Contacting Directors to access the contact information. Shareholders may also directly contact members of the Board of Directors in person at the Annual Shareholders Meeting. While the Company has no policy requiring Board members to attend the Annual Meeting, generally all do attend; in 2006 all Board members were in attendance at the Annual Meeting.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all salaried management employees and directors. The Code of Ethics is posted on the Company’s internet site www.Genlyte.com. Salaried employees and directors are required to review and sign the Code of Ethics policy annually.

Other Items of Business

The Board of Directors does not intend to present any further items of business to the meeting and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

By Order of the Board of Directors,

/s/ R. L. ZACCAGNINI
_______________________________
R. L. ZACCAGNINI
Secretary

March 15, 2007

THE GENLYTE GROUP INCORPORATED

10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

THE GENLYTE GROUP INCORPORATED

C/O BANK OF NEW YORK, AGENT

101 BARCLAY STREET 11 EAST

NEW YORK, NY 10283

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Genlyte Group Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Genlyte Group Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

è	0000 0000 0000

NAME GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON GENLYTE GROUP INC-COMMON	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

                                         PAGE                1 OF                        2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GENLYTE GROUP INCORPORATED

The Board of Directors recommends a vote FOR the election of the nominees as directors.	02	0000000000	214748583682

Vote On Directors 1. Election of Directors Nominees: 01) Larry K. Powers 02) Zia Eftekhar 03) William A. Trotman	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, the shares represented by this proxy will be voted FOR the election of the nominees as directors.

The Proxies will vote your shares in accordance with your directions on this card. If no contrary instructions are specified on this card, the Proxies will vote your shares FOR 1 and FOR all nominees listed thereunder.

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123,456,789,012 372302109 55
Signature [PLEASE SIGN WITHIN BOX]	Date	P40888	Signature (Joint Owners)	Date

THE GENLYTE GROUP INCORPORATED

P R O X Y

Annual Meeting of Stockholders, April 19, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE GENLYTE GROUP INCORPORATED

The undersigned hereby authorizes and appoints WILLIAM G. FERKO and R. L. ZACCAGNINI and each of them, the proxies of the undersigned, with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of The Genlyte Group Incorporated held of record on February 27, 2007 by the undersigned at the Annual Meeting of Stockholders to be held at The Genlyte Group Incorporated, 10350 Ormsby Park Place Community Room, Lower Level, Louisville, Kentucky 40223 on April 19, 2007 at 10:00 AM, local time, and at any adjournment thereof on all matters that may properly come before such meeting.

(Continued and to be dated and signed on the reverse side.)

THE GENLYTE GROUP INCORPORATED c/o Proxy Services P.O. Box 9141 Farmingdale, NY 11735